Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Preliminary Results of
“Dutch Auction” Tender Offer and New Credit Facility
DALLAS, TEXAS: March 20, 2006 — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced today the preliminary results of its “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on March 17, 2006.
Based on the preliminary tabulation by the depositary for the tender offer, 7,378,015 Class A common shares were properly tendered and not withdrawn at a price at or below $63.00 per share, including 292,675 shares that were tendered through notice of guaranteed delivery. These shares represent approximately 6% of the shares outstanding as of February 5, 2006. As a result, ACS intends to purchase 7,378,015 Class A common shares at a purchase price of $63.00 per share for a total cost of approximately $465 million following the confirmation process noted below.
The determination of the final number of shares to be purchased and the final price per share is subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares validly tendered and not withdrawn and the final price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase and return of all other shares tendered and not accepted for purchase will occur promptly thereafter. For questions and information about the tender offer, please contact the information agent, Mellon Investor Services LLC, toll free at (800) 835-0447.
In connection with the closing of the “Dutch Auction,” the Company successfully completed a new credit agreement. Citigroup acted as Lead Agent, with Bear Stearns, Wells Fargo, Bank of America, SunTrust, Wachovia, Morgan Stanley, and Bank of Tokyo Mitsubishi in various Agent roles. One of the loan facilities under the new credit agreement is a senior secured seven-year Term Facility totaling approximately $800 million. The proceeds from the Term Facility will be used to finance the shares tendered in the “Dutch Auction,” to refinance approximately $288 million in outstanding indebtedness under the Company’s existing revolving credit facility, which has been terminated, and to pay related transaction costs, fees, and expenses. The second facility under the new credit agreement is a senior secured six-year Revolving Loan Facility totaling $1.0 billion. Borrowings under the Revolving Loan Facility may be used to repay related transaction costs, fees, and expenses, to provide working capital from time to time, and to finance permitted acquisitions. Initial borrowings under the Revolving Loan Facility total $93 million. The new credit agreement includes an uncommitted accordion feature of up to $750 million in the aggregate allowing for future incremental borrowings under either the Revolving Loan Facility or Term Facility, which may be used for general corporate purposes. The new credit facility also includes an additional uncommitted accordion feature of up to $3.0 billion allowing for future incremental borrowings under the Term Facility to fund purchases of the Company’s equity and debt securities. No such purchases have been authorized by the Company’s Board of Directors at this time. In connection with the completion of the new credit agreement, the Company has granted equal and ratable liens in favor of the Company’s outstanding 4.70% and 5.20% Senior Notes.
As always, the Company is continuing to consider additional alternatives for the enhancement of shareholder value. The Company will provide initial financial guidance for fiscal year 2007 during its third quarter earnings conference call scheduled for late April 2006.
ACS, a global FORTUNE 500 company with more than 55,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.